UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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Definitive Proxy Statement

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Soliciting Material Pursuant to § 240.14a-12

F & M BANK CORP.

(Name of Registrant as Specified In Its Charter)

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F & M BANK CORP.

Timberville, Virginia

Notice of Annual Meeting of Shareholders

To the Shareholders of F & M Bank Corp.

The annual meeting of shareholders of F & M Bank Corp. (the Company) will be held on Saturday, May 9, 2009, at 5:30 P.M. at Broadway High School, Broadway, Virginia, for the following purposes:

1.	Election of three directors for three-year terms expiring in 2012.

2.	Ratification of the appointment of Elliott Davis, L.L.C. as independent auditors for 2009.

3.	Transaction of such other business as may properly come before the meeting. Management is not aware of any other business, other than procedural matters incident to the conduct of the Annual Meeting.

Only shareholders of record at the close of business on March 19, 2009 are entitled to notice of and to vote at the annual meeting or any adjournments thereof.

To assure that your shares are represented at the annual meeting, please complete, date and sign the enclosed proxy, and return it as soon as possible in the enclosed postage prepaid envelope. You may amend your proxy at any time prior to the closing of the polls at the meeting.

By Order of the Board of Directors

/s/ Larry A. Caplinger

Larry A. Caplinger, Secretary

April 3, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE SHAREHOLDER MEETING

TO BE HELD ON MAY 9, 2009.

The proxy statement and the Company’s 2008 annual report on Form 10-K are

Available at http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=1017974&gkp=203204

F & M BANK CORP.

P. O. Box 1111

Timberville, Virginia 22853

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the annual meeting of shareholders of F & M Bank Corp. (the Company) to be held Saturday, May 9, 2009 at 5:30 P.M. at Broadway High School, Broadway, Virginia, and at any adjournments thereof (the Annual Meeting). The principal executive offices of the Company are located at 205 South Main Street, P. O. Box 1111, Timberville, Virginia 22853. The approximate mailing date of this Proxy Statement and the accompanying proxy is April 3, 2009.

The accompanying proxy is solicited by the Board of Directors of the Company (the Board). The cost of the solicitation of proxies will be borne by the Company. Solicitations will be made only by the use of the mail, except that, if necessary, officers, directors and regular employees of the Company, or its affiliates, may make solicitations of proxies by telephone, telegraph or by personal calls. Brokerage houses and nominees may be requested to forward the proxy solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for their charges and expenses in this regard.

All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with any instructions thereon. Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time prior to the actual voting thereof by (i) filing written notice thereof with the Secretary of the Company (Larry A. Caplinger, Secretary, F & M Bank Corp., P. O. Box 1111, Timberville, Virginia 22853); (ii) submitting a duly executed proxy bearing a later date; or (iii) appearing at the Annual Meeting or any adjournment thereof and giving the Secretary notice of his or her intention to vote in person.

An Annual Report to shareholders, including current financial statements, is being mailed to the Company’s shareholders concurrently with this Proxy Statement, but is not part of the proxy solicitation materials.

Interested shareholders may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission, upon written request to Larry A. Caplinger, Secretary, F & M Bank Corp., P. O. Box 1111, Timberville, Virginia 22853.

OUTSTANDING SHARES AND VOTING RIGHTS

Only shareholders of record at the close of business on March 19, 2009 will be entitled to vote at the Annual Meeting. As of March 19, 2009, the Company had outstanding 2,296,634 shares of its common stock, $5 par value (Common Stock), each of which is entitled to one vote at the Annual Meeting. A majority of votes entitled to be cast on matters considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominees (Broker Shares) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. If a quorum is established, directors will be elected by a plurality of the votes cast by shareholders at the Annual Meeting. Votes that are withheld or abstentions and Broker Shares that are not voted in the election of directors or in the ratification of auditors will not be included in determining the number of votes cast.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number and percentage of shares of Common Stock beneficially owned, as of March 19, 2009, by each of the Company’s directors and nominees, each of the executive officers named in the “Summary Compensation Table” below and all of the Company’s directors and executive officers as a group. For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days.

The address for each of the individuals listed in the table is in care of the Company, P. O. Box 1111, Timberville, Virginia 22853.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class[2]

Larry A. Caplinger	122,470[3]	5.3%

Thomas L. Cline	9,858[4]	*

John N. Crist	19,718[5]	*

Julian D. Fisher	25,213[6]	1.1%

Ellen R. Fitzwater	4,349[7]	*

Daniel J. Harshman	550[8]	*

Neil W. Hayslett	115,100[9]	5.0%

Richard S. Myers	15,865[10]	*

Michael W. Pugh	1,851[11]	*

Ronald E. Wampler	10,553[12]	*

Dean W. Withers	11,079[13]	*

Directors and executive officers
as a group (11 persons)	221,636[14]	9.6%

*Less than one percent (1%)

[1]Numbers rounded to next whole share

2Based on 2,296,634 shares of common stock issued and outstanding on March 19, 2009.

3Includes 2,256 shares owned directly, 4,944 shares owned jointly with his spouse, 300 shares indirectly held for Mr. Caplinger’s children and 114,970 shares owned by the Company’s Stock Bonus Plan over which Mr. Caplinger and Neil W. Hayslett have voting power in their capacity as plan trustees.

4Includes 3,923 shares owned directly, 4,916 shares owned jointly with his spouse, 168 shares owned by his spouse, 173 shares owned by Mr. Cline’s Roth IRA, 508 shares owned by Mr. Cline’s traditional IRA and 170 shares owned by his spouse’s Roth IRA.

5Includes 9,077 shares owned directly, 3,000 shares owned by Mr. Crist’s IRA, 100 shares owned by Mr. Crist’s Roth IRA, 5,000 shares owned by his personal 401(k) plan, 1,141 shares owned by his spouse, 100 shares owned by his spouse’s Roth IRA and 1,300 shares owned by his spouse’s IRA.

6Includes 2,104 shares owned directly, 8,900 shares owned by Mr. Fisher’s IRA and 14,209 shares owned by his spouse.

7Includes 3,204 shares owned directly, 378 shares owned jointly with her spouse, 381 shares owned by Mrs. Fitzwater’s husband’s traditional IRA and 386 shares owned by Mrs. Fitzwater’s traditional IRA.

8Includes 450 shares owned directly and 100 shares owned jointly with his spouse.

9Includes 130 shares owned directly and 114,970 shares owned by the Company’s Stock Bonus Plan over which Mr. Hayslett and Larry A. Caplinger have voting power in their capacity as plan trustees.

10Includes 4,800 shares owned directly and 11,065 shares owned by Mr. Myers’ IRA.

11Includes 717 shares owned directly, 84 shares owned jointly with his spouse and 1,050 shares held by a simplified employee plan for Mr. Pugh’s benefit.

12Includes 10,053 shares owned directly and 500 shares owned by his spouse.

13Includes 1,550 shares owned directly, 1,700 shares owned by Mr. Withers’ Traditional IRA, 229 owned by Mr. Withers’ Roth IRA, 6,910 shares allocated to Mr. Withers in the Company’s Stock Bonus Plan, 600 shares owned by his spouse and 90 shares indirectly held for Mr. Withers’ son.

14Includes 114,970 shares owned by the Company’s Stock Bonus Plan over which Neil Hayslett and Larry A. Caplinger have voting power in their capacity as plan trustees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Except for Larry A. Caplinger and Neil W. Hayslett, as disclosed above under “Security Ownership of Management,” management of the Company knows of no person who has beneficial ownership of 5% or more of the outstanding Common Stock as of March 19, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and any persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the “SEC”) reports of ownership and changes in ownership of Common Stock. Officers and directors are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports furnished to the Company or written representation that no other reports were required, the Company believes that, during 2008, all filing requirements applicable to its officers and directors were complied with.

PROPOSAL ONE	ELECTION OF DIRECTORS

The term of office for the current Class A directors expires at the Annual Meeting. The Board has nominated such directors, namely Ellen R. Fitzwater, Richard S. Myers and Ronald E. Wampler, for election, for a three-year term, by the shareholders at the Annual Meeting. The persons named as proxies in the accompanying form of proxy, unless instructed otherwise, intend to vote for the election of each of these nominees for directors. If any nominee should become unavailable to serve, the proxy may be voted for the election of a substitute nominee designated by the Board. The Board has no reason to believe that any of the nominees will be unable to serve if elected.

The Board recommends election of the Class A

director nominees set forth in this Proxy Statement.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

The following information, including the principal occupation during the past five years, is given with respect to the nominees, all of whom are current directors, for election to the Board at the Annual Meeting, as well as all directors continuing in office.

Name, Age and Position with the Company	Director Since	Principal Occupation During the Last Five Years

Director Nominees

CLASS A DIRECTORS

(to serve until the 2012 annual meeting of shareholders)

Ellen R. Fitzwater (62)	1999	Partner/Financial Manager of F & R Leasing, L.L.C since June 2000; Partner/Financial Manager of Fitzwater Trucking, L.L.C. and Blue Ridge Transportation Service, L.L.C. from June 2000 until Jan. 2006
Richard S. Myers (61)	1988	President of Dick Myers Automotive, Inc.
Ronald E. Wampler (61)	1991

Outside sales for Dick Myers Automotive, Inc. since Jan. 2008; partner in Dove Ohio Farms, L.L.C. and WWTD Ohio Farms L.L.C. since 1989; part-time salesman for Dayton Equipment from Nov. 2006 until Dec. 2007; salesman for Dick Myers Chevrolet-Pontiac from Apr. 2004 until May 2006; partner in Dove Farms, Inc. from July 1972 until April 2006

Directors Continuing in Office

CLASS B DIRECTORS

(to serve until the 2010 annual meeting of shareholders)

Thomas L. Cline (62)	1991	President of Truck & Equipment Corp. and Mac Lease, Inc. since May 1997; Secretary/Treasurer of Transport Repairs, Inc. from 1974 until Dec. 2004
Michael W. Pugh (54)	1994	President of Old Dominion Realty, Inc. and Colonial Appraisal Service, Inc.

CLASS C DIRECTORS

(to serve until the 2011 annual meeting of shareholders)

John N. Crist (59)	2001	Attorney, Partner in Hoover Penrod PLC
Julian D. Fisher (68) Chairman of the Board	1990	Retired; CEO of Farmers & Merchants Bank (the Bank), a subsidiary of F&M Bank Corp., from May 1996 until May 2004; President of the Bank from Oct. 1991 until May 2004
Daniel J. Harshman (57)	2001	Manager of the Town of Edinburg
Dean W. Withers (52) President and CEO	2004	CEO of the Bank since May 2004; Executive Vice President of the Bank from Jan. 2003 to May 2004; Vice President of the Bank from 1993 to 2003

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chairman of the Board, the President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Code of Ethics

The Board of Directors has approved a Code of Ethics for Senior Financial Officers of the Company and the Bank. This document covers the Company’s Chief Executive Officer, Chief Financial Officer and the Controller. The Code of Ethics states that the Senior Financial Officers are expected to conduct business and act in an honest and ethical manner; provide full, fair, accurate, timely and understandable financial reports; report any significant deficiencies in the Company’s internal controls over financial reporting; may not use corporate property, information, or position for improper personal gain or compete with the Company; endeavor to protect the Company’s assets and ensure their efficient use; and respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. It is available upon request to the Secretary of the Company at P. O. Box 1111, Timberville, VA 22853.

Independence of Directors

The Board of Directors in its business judgment has determined that the following seven of its nine members are independent as defined by the listing standards of the Nasdaq Stock Market (”Nasdaq”): Thomas L. Cline, John N. Crist, Ellen R. Fitzwater, Daniel J. Harshman, Richard S. Myers, Michael W. Pugh and Ronald E. Wampler. In reaching this conclusion, the Board considered that we and our subsidiary entities provide services to, and otherwise conduct business with, companies of which certain members of the Board or members of their immediate families are or were directors or officers.

Our Board of Directors has established standards under which we view the following as impairing a director’s independence:

•	a director who is or at any time during the past three years was our employee, or whose immediate family member is or at any time during the past three years was an executive officer;

•

a director who received, or whose immediate family member received, more than $120,000 per year in direct compensation from us during any period of twelve consecutive months within the past three years, other than director and committee fees and pension or other forms of deferred compensation for prior service;

•

a director who is or at any time during the past three years was affiliated with or employed by, or whose immediate family member is or at any time during the past three years was affiliated with or employed in a professional capacity by, our present or former internal or external auditor;

•

a director who is employed, or whose immediate family member is employed, as an executive officer of another company where at any time during the past three years any of our executives served on that company’s compensation committee; and

•

a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $200,000 or 5% of such other company’s consolidated gross revenues.

While we conduct business with several of our directors, including John Crist (legal services), Michael Pugh (real estate appraisal services) and Richard Myers (automobile purchases and servicing), the total amounts paid to the entities with which our directors are affiliated are significantly less than the thresholds outlined above. Directors Withers and Fisher are not considered independent due to Mr. Withers’ current employment by the Company and Mr. Fisher’s status as a retired executive officer of the Company less than five years ago. Other than those described above and under “Certain Relationships and Related Transactions,” the Board of Directors did not consider any transactions, relationships or arrangements in determining director independence.

Board and Committee Meeting Attendance

There were 12 meetings of the Board of Directors of the Company in 2008. Each director attended greater than 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2008. The Board of the Bank, which met 12 times in 2008, primarily manages all matters for the Bank. All the directors of the Company are also directors of the Bank.

Committees of the Board

The Company has an Audit Committee, and the Bank has a Compensation Committee. The Company does not have a standing nominating committee.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditor and the performance of the internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee Charter was included as Appendix A to the proxy statement for the 2007 annual meeting.

The members of the Audit Committee are Thomas L. Cline, Ellen R. Fitzwater, Daniel J. Harshman and Ronald E. Wampler, all of whom the Board in its business judgment has determined are independent as defined by the listing standards of Nasdaq. The Board of Directors also has determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Ms. Fitzwater qualifies as an audit committee financial expert as defined by SEC regulations.

The Audit Committee met six times in 2008. For additional information regarding the Audit Committee, see “Audit Information-Audit Committee Report” on pages 15 and 16 of this Proxy Statement.

Compensation Committee

The Compensation Committee reviews senior management’s performance and compensation and reviews and sets guidelines for compensation of all employees. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reported to the full Board of Directors. There is no Compensation Committee Charter.

The members of the Compensation Committee are Daniel J. Harshman, Richard S. Myers, Michael W. Pugh and Ronald E. Wampler, all of whom the Board in its business judgment has determined are independent as defined by Nasdaq’s listing standards. The Compensation Committee met once in 2008. For additional information regarding the Compensation Committee, see “Compensation Committee Report on Executive Compensation” on page 14 of this Proxy Statement.

Director Nomination Process

The Company currently does not have a standing nominating committee. The entire Board performs the functions of a nominating committee. The Board does not believe it needs a separate nominating committee because the full Board is comprised predominantly of independent directors (as that term is defined by Nasdaq’s listing standards) and has the time and resources to perform the function of selecting board nominees. The President & CEO, the sole management director, abstains from discussions and voting for nominees. When the Board performs its nominating function, the Board acts in accordance with the Company’s Articles of Incorporation and Bylaws, but does not have a separate charter related to the nomination process.

Should a vacancy occur on the Board of Directors of the Company, the Board would look at the Corporate Governance Committee’s list of director qualifications (similar to those listed below) and consider these qualifications in developing a pool of potential nominees from the communities served by the Company. The Board would then appoint the candidate who was best qualified following discussions among the independent directors. The Board also considers potential nominees that shareholders might submit informally.

The Company’s independent directors consider, at a minimum, the following factors in recommending to the Board potential new directors, or the continued service of existing directors:

•	The ability of the prospective nominee to represent the interests of the shareholders of the Company;
•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;
•

The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and

•	The extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors.

Shareholders entitled to vote for the election of directors may submit candidates for formal consideration by the Company in connection with an annual meeting of shareholders by providing the Company with timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the Company. To be timely for the 2010 annual meeting, the notice must be received within the time frame set forth in “Shareholder Proposals” on page 16 of this Proxy Statement. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Section 2.5 of the Company’s Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is P. O. Box 1111, Timberville, VA 22853.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders. All nine of the directors attended the 2008 annual meeting.

Communications with Directors

Any director may be contacted by writing to him or her c/o P. O. Box 1111, Timberville, VA 22853. Communications to the non-management directors as a group may be sent to the same address, c/o the Secretary of the Company. The Company promptly forwards, without screening, all such correspondence to the indicated directors.

Director Compensation

The following table shows the compensation earned by each of the directors during 2008. Compensation included only meeting fees and a bonus.

DIRECTOR COMPENSATION

Fiscal Year 2008

Name	Fees Earned Or Paid in Cash ($)	Total ($)
Thomas L. Cline	16,500	16,500

John N. Crist	15,200	15,200

Julian D. Fisher	14,600	14,600

Ellen R. Fitzwater	16,300	16,300

Daniel J. Harshman	16,350	16,350

Richard S. Myers	14,250	14,250

Michael W. Pugh	14,450	14,450

Ronald E. Wampler	15,950	15,950

Dean W. Withers	15,200[1]	15,200

[1]This amount is included in All Other Compensation for Mr. Withers in the Summary Compensation Table below.

All directors of the Company, who are also directors of the Bank, received $600 for each board meeting attended, $200 for each Investment and Corporate Governance Committee meeting attended, and $250 for each Compensation Committee and Audit Committee meeting attended. They receive no additional compensation as directors for Board meetings of the Company. In addition, each director received a bonus of $7,000 for the year ended 2008 based on strong core earnings of the Bank. Directors receive no other benefits.

Executive Officers Information

The following information, including the principal occupation during the past five years, is given with respect to each executive officer of the Company, except for Dean W. Withers, who is discussed above under “Information Concerning Directors and Nominees.”

Larry A. Caplinger, 56, has served as Executive Vice President of the Bank and the Company since November 2007. Prior to that time, he served as Senior Vice President of the Bank from May 1990 until November 2007 and Senior Vice President of the Company from April 2002 until November 2007.

Neil W. Hayslett, 47, has served as Executive Vice President and Chief Financial Officer of the Bank and the Company since November 2007. Prior to that time he served as Senior Vice President and Chief Financial Officer of the Bank and the Company from January 2003 until November 2007.

EXECUTIVE COMPENSATION

Summary Compensation

The Summary Compensation Table below sets forth the compensation of the Company’s named executive officers for all services rendered to the Company and the Bank for 2008. None of our executive officers are covered by employment agreements. See the Compensation Discussion and Analysis on pages 11 - 14 of this Proxy Statement for further information regarding how salaries and bonuses are established.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[2]	All Other Compensation ($)[3]	Total ($)
Dean W. Withers President & CEO	2008 2007	200,000 185,000	35,000 31,500	38,711 25,586	55,750 56,397	329,461 298,483

Larry A. Caplinger Executive Vice President & Senior Loan Officer	2008 2007	140,000 130,000	25,000 22,500	45,076 31,512	29,666 30,271	239,742 214,283

Neil W. Hayslett Executive Vice President & Chief Financial Officer	2008 2007	140,000 130,000	25,000 22,500	18,491 11,027	29,664 30,268	213,155 193,795
[1]The amounts presented include compensation that was deferred at the executive officer’s election. See NonQualified Deferred Compensation Table.
[2]The amounts in this column represent only change in pension value.
[3]The amounts in this column are detailed in the table titled “All Other Compensation” below.

ALL OTHER COMPENSATION TABLE

Name	Year	401k Company Match	Company ESOP Contribution	Company Deferred Compensation Contribution	Life Insurance Premiums[1]	Director Fees	Total ($)
Dean Withers	2008 2007	7,050 6,495	14,026 19,316	18,462 15,314	1,012 972	15,200 14,300	55,750 56,397

Larry Caplinger	2008 2007	4,981 4,575	11,051 14,221	12,923 10,762	711 713	-- --	29,666 30,271

Neil Hayslett	2008 2007	4,980 4,575	11,050 14,218	12,923 10,762	711 713	-- --	29,664 30,268

1The amounts in this column represent the annual premium of group term life insurance with a death benefit equal to three times annual compensation.

Other Compensation

The Company has not made any grants of stock options or stock awards to its named executive officers, and it does not have any equity or non-equity incentive plans. In addition, none of the named executive officers hold any unexercised stock options or unvested stock awards as of December 31, 2008.

Changes in Nonqualified Deferred Compensation

The Company has established a nonqualified deferred compensation plan for the benefit of our directors and certain employees, including the executive officers, to defer receipt of salary or bonus payments. See Compensation Discussion and Analysis on pages 11 - 14 of this Proxy Statement for further details. The following table shows the changes in the balance of the named executive officers’ nonqualified deferred compensation plans:

NONQUALIFIED DEFERRED COMPENSATION

Fiscal Year 2008

Name	Year	Executive Contributions In last FY ($)[1]	Registrant Contributions In Last FY ($)[2]	Aggregate Earnings/(Losses) In Last FY ($)[3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)[4]
Dean W. Withers	2008	--	18,462	(81,563)	--	129,052

Larry A. Caplinger	2008	--	12,923	(55,669)	--	97,326

Neil W. Hayslett	2008	2,000	12,923	(63,337)	--	109,184
[1]Amounts deferred by the executive from salary or bonus

[2]Each year the Compensation Committee considers whether to make a discretionary Company contribution to the plan for the benefit of the participants, including the executive officers. This contribution is shared on a pro-rated basis by the participants in the plan based on each participant’s salary as a percentage of the total salaries of the participants in the plan. For 2008 and 2007, the total contributions to the plan were $60,000 and $50,000, respectively. These contributions are also included above as part of all other compensation column in the Summary Compensation Table.

[3]Deferred amounts are deposited in separate accounts and are credited with earnings or losses based on the rate of return of mutual funds selected by the plan participants.

[4]The aggregate balance includes contributions and earnings previously reported as compensation in the prior years’ proxy statements as follows: Dean W. Withers $74,471, Larry A. Caplinger $45,712, and Neil W. Hayslett $54,045.

Retirement Benefits

The Company has a noncontributory pension plan that conforms to the Employee Retirement Income Security Act of 1974, as amended (ERISA). The amount of benefits payable under the plan is determined by an employee’s period of credited service. The amount of normal retirement benefit will be determined based on a participant’s credited service, earnings and the benefit formula as described in the plan’s adoption agreement. The plan provides for early retirement for participants with 10 years of vesting service and the attainment of age 55. A participant who terminates employment with five or more years of vesting service will be entitled to a benefit. The benefits are payable in single or joint/survivor annuities, as well as a lump sum payment option upon retirement or separation of service (subject to limitations as described in the plan’s adoption agreement).

The following table sets forth information as of December 31, 2008 with respect to the pension plan in which the named executive officers participate:

PENSION BENEFITS TABLE

Fiscal Year 2008

Virginia Bankers Association Master Defined Benefit

Pension Plan for Farmers & Merchants Bank

Name	Number of Years Of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Dean W. Withers	15	142,617	00

Larry A. Caplinger	37	284,170	00

Neil W. Hayslett	12	64,996	00

Severance Benefits

In 1996, the Company and the Bank adopted a change in control severance plan that became effective July 1, 1996. The plan covers employees designated by the Company’s Board of Directors, including Mr. Withers, Mr. Caplinger and Mr. Hayslett.

Under the plan, a “covered termination” is a cessation of employment with the Company or its then affiliates within 36 months after a change in control (as defined in the plan) on account of either (i) termination of employment by the covered employee for good reason (defined to mean the occurrence after a change in control of any of the following: the assignment of duties inconsistent with prior duties, the diminution of responsibilities, a reduction in base salary, a transfer of job location of more than 50 miles, a failure to pay compensation or deferred compensation within seven days after due, a failure to continue participation and benefits under any compensation or benefits plan (or any successor or replacement plan) at as favorable a level, or a failure of the Company to require any successor to the Company to comply with the plan) or (ii) termination initiated by the Company or any of its affiliates for any reason other than death, disability, mandatory retirement or cause (as defined in the plan).

In the event of a covered termination, a covered employee will be entitled to the following severance benefits: (i) continuation of the employee’s base pay (as defined in the plan) through the earlier of his or her death or the third anniversary of the date of the change in control (the severance pay period); (ii) continuation of the availability of coverage, and the employer’s regular contribution towards that coverage, under the employer’s health care plan during the severance pay period for the employee and his or her eligible dependents; (iii) the right to buy any car that the employee is assigned by the employer at its then fair market value; and (iv) a lump sum payment equal to the value of any qualified or nonqualified retirement benefits forfeited by the employee on account of his or her covered termination.

The following table indicates estimated benefits of a covered termination.

Estimated Current Value of Change in Control Benefits

(as of December 31, 2008)

	Severance Amount[1]	Other[2]	Total
Dean W. Withers	$600,000	$12,744	612,744

Larry A. Caplinger	420,000	12,744	432,744

Neil W. Hayslett	420,000	12,744	432,744

              1This amount represents the greater of three times the employee’s base pay at the date of the Change in Control or his base pay at the date of his Covered Termination. The Severance Plan Benefit shall be paid at the same time and in the same manner as the employer’s regular payroll payments rather than as a lump sum payment. Notwithstanding anything contained in the Plan, the payments and benefits under the plan will be reduced to the extent necessary so that no payment shall be subject to excise tax under Section 4999 of the Internal Revenue Code.

2This amount includes the continuation of the availability of health care benefits arising from a Covered Termination during the employee’s 36-month severance pay period. The value to the executive officer of the automobile purchase option contained in the severance plan cannot be determined as it will vary depending on the timing of the event, the book value of the vehicle and the fair market value of the vehicle.

There are no other severance payments except as outlined above in the plan.

Compensation Discussion and Analysis

Overview. This section provides information regarding the compensation program in place for our Chief Executive Officer, Chief Financial Officer and Senior Loan Officer, collectively referred to as our “executive officers”. This section includes information regarding the overall objectives of our compensation program and each element of compensation that we provide.

The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the Committee is to oversee the Company’s compensation and benefit plans and policies and to review and approve annually all compensation decisions relating to the executive officers named in the Summary Compensation Table. The Committee submits its decisions regarding compensation for the executive officers to the outside Directors of the Board for ratification.

General Compensation Objectives. The Compensation Committee’s overall objectives applicable to our executive officers are to provide a compensation package intended to attract, motivate and retain qualified executives and to provide them with incentives to achieve our annual goals and to increase shareholder value. The Committee recognizes the need to implement sound principles that enhance its ability to develop and administer compensation and benefit programs. To this end the Committee has taken actions that include the following:

•	Initiated a practice of holding executive sessions (without Company management present) at every Committee meeting;
•	Purchased survey information related to other Virginia banks of similar size as prepared by the Virginia Bankers Association;
•

Reviewed a benchmarking report compiled by management containing information from proxy statements of twelve other Virginia banks with comparable asset size, market capitalization and revenues. These institutions include Fauquier Bankshares, Eagle Financial Services, Community Financial Corp., Central Virginia Bankshares, Monarch Financial Holdings, Grayson Bankshares, Bay Banks of Virginia, Village Bank & Trust Financial, First National Corp., 1st Capital Bancorp., Millennium Bankshares and Pinnacle Bankshares. The elements of compensation that were compared included salary, bonus and total compensation as disclosed by these organizations in the prior year.

We rely upon our judgment in making sound compensation decisions, after reviewing the performance of the Company and carefully evaluating the executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements and long-term potential to enhance shareholder value. Specific factors affecting compensation decisions for the named executives include:

•	Financial measures such as net profit, return on equity (ROE) and return on assets (ROA) relative to the peer group in the benchmarking report;
•	Strategic objectives such as the establishment of new branch offices;
•	Launching new or improving existing products that help us reach our goals of being a market leader and to attract and retain customers;
•	Achievement of specific operational goals for the company, including improved productivity, risk management or portfolio management goals;
•	Achieving excellence in their organizational structure and among their employees;
•	Supporting our corporate values by promoting integrity through compliance with laws and regulations.

We generally do not strive for rigid formulas or react to short term changes in business performance in determining the amount or mix of compensation and benefits. The mix of compensation elements is based on the review of the factors outlined above in order to provide the executive with a combination of salary, bonus and long-term compensation commensurate with responsibilities and competitive with other banks of similar size and characteristics. While we consider the compensation paid by other banks in the benchmarking report and salary survey, we do not attempt to maintain a certain target percentile within these peer groups.

Base Salaries. The Compensation Committee’s policy is to provide salaries that it believes are necessary to attract and retain qualified executives. The objective of the base salary is to reflect job responsibilities, value to the Company and individual performance with respect to the Company’s goals and objectives. The salaries of the executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and level of pay compared to industry peers as contained in the previously mentioned salary survey and benchmarking report. The Committee generally relies on Mr. Withers’ recommendations as our CEO (except in the case of his own compensation). With regard to Mr. Withers’ compensation, the Committee relies on benchmarking report and other survey information and makes its decision as to his compensation while in executive session.

Annual Bonus. The annual bonus is based on attaining annual performance measures, such as net income, return on equity, return on assets and efficiency ratio goals as determined by the board, as adjusted positively or negatively for one-time items. The Committee typically meets in November of each year and bases its decisions regarding bonuses on projected full year income. The Committee considers our performance on key indicators such as ROE and ROA relative to comparable banks in the benchmarking report, and compares the level of bonuses paid our executive officers versus executive officers at these comparable banks. While the Committee does evaluate a variety of factors as outlined above, the payment of bonuses is discretionary and is not tied to a specific formula or performance targets.

Retirement Benefits. An important retention tool is the Company’s various retirement plans. We balance the effectiveness of these plans as a compensation and retention tool with the cost to the Company of providing them.

Pension Plan. The Company has a noncontributory pension plan that covers all full time employees, including the executive officers. This plan conforms to the Employee Retirement Income Security Act of 1974, as amended (ERISA). The amount of benefits payable under the plan is determined by an employee’s period of credited service. The amount of normal retirement benefit will be determined based on a participant’s credited service, earnings and the benefit formula as described in the plan’s adoption agreement. The plan provides for early retirement for participants with 10 years of vesting service and the attainment of age 55. A participant who terminates employment with five or more years of vesting service will be entitled to a benefit. The benefits are payable in single or joint/survivor annuities, as well as a lump sum payment option upon retirement or separation of service (subject to limitations as described in the plan’s adoption agreement). The change in the pension value for the executive officers is contained in the Summary Compensation Table, while information regarding years of service, present value of accumulated benefits and plan payments for the executive officers is contained in the separate Pension Benefits Table.

Deferred Compensation Plan. Our deferred compensation plan allows certain employees, including the executive officers, to defer receipt of salary and or bonus payments. The initial decision to create the deferred compensation plan included an evaluation of our total benefits package for our senior management team, compared to the benefits package available to all employees and to other comparable companies. The plan was created as a means of attracting and retaining qualified members of the management team. At the present time, participation in the plan is limited to our senior management team, consisting of five employees, including the three executive officers. Deferred amounts are deposited in separate accounts and are credited with earnings or losses based on the rate of return of mutual funds selected by the plan participants. Distributions are paid either upon termination or returned at a specific date in the future, as elected by the employee. The employee may elect to receive payments in either a lump sum or a series of installments. Participants may defer up to 100% of salary and bonus payments.

Each year the Committee considers whether to make a discretionary Company contribution to the plan for the benefit of the participants, including the executive officers. Contributions to the plan are based on a number of factors including an evaluation of overall bank performance and an evaluation of the total contributions to the bank’s other retirement plans, including the ESOP and 401k plans. This contribution is shared on a pro-rated basis by the participants in the plan based on each participant’s salary as a percentage of the total salaries of the participants in the plan. For 2008 and 2007, the total contributions to the plan were $60,000 and $50,000, respectively. Additional information regarding the plan is contained separately in the Deferred Compensation Table.

401K Savings Plan. Employees, including the executive officers, may contribute up to 97% of regular earnings on a before-tax basis into their Savings Plan (subject to IRS limits). We match an amount equal to one dollar for each two dollars contributed by participating employees on the first six percent of their earnings. Amounts held in the Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment (subject to certain exceptions as directed by the IRS).

Effective for 2006, the Savings Plan limits the “annual additions” that can be made to an employee’s account to $44,000 per year. “Annual additions” include our matching contributions, before-tax contributions made by our employee under Section 401(k) of the Internal Revenue Code and employee after-tax contributions. Of those annual additions, the current maximum before-tax contribution is $15,000 per year. Participants age 50 and over may also contribute, on a before-tax basis, and without regard to the $44,000 limitation on annual additions or the $15,000 general limitation on before-tax contributions, catch-up contributions of up to $5,000 per year. The Company’s matching contribution for each of the executive officers is contained in the Summary Compensation Table.

Employee Stock Ownership Plan (ESOP). This plan is a long-term incentive for our employees that promotes the achievement of goals which create value for our shareholders. This noncontributory plan covers all full time employees, including the executive officers. This plan conforms to the Employee Retirement Income Security Act of 1974, as amended (ERISA). An employee becomes a participant in the plan as of October 1st of the plan year in which the employee completes one full year of service. A participant who terminates employment with five or more years of vesting service will be vested in their benefit. Cash dividends paid by the Company are passed through to the participants on an annual basis. In 2008 and 2007, the Company contributed $275,000 and $250,000, respectively, to the plan. All eligible full time employees, including the executive officers, share in this contribution on a pro-rated basis based on each participant’s eligible compensation as a percentage of the total eligible compensation of all the participants in the plan. The allocation to each of the executive officers is contained in the Summary Compensation Table.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s 2009 Proxy Statement. This report is provided by the following independent directors, who comprise the Committee:

Ronald E. Wampler (Chairman)

Daniel J. Harshman

Richard S. Myers

Michael W. Pugh

Compensation Committee Interlocks and Insider Participation

During 2008, no former or current executive officer of the Company or the Bank served on the Compensation Committee. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Certain Relationships and Related Transactions

The Company’s directors and officers, and other corporations, business organizations, and persons with whom some of the Company’s directors and officers are associated, had loan transactions at December 31, 2008 with the Bank totaling approximately $7,246,484 or about 19.2% of average shareholders' equity and had loan transactions at December 31, 2007 totaling approximately $7,417,401 or about 19.2% of average shareholders’ equity. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

In February 2007, the Board approved the Loan Credit Policy which includes guidelines as contained in Regulation O with regard to extensions of credit to executive officers, directors and principal shareholders. All such requests are presented to the full Board of Directors for approval. Under the policy, no executive officer, board member or principal shareholder may participate in the review of a transaction in which such member has an interest.

We have not adopted a formal policy that covers the review and approval of other related person transactions by our Board of Directors. The Board, however, does review all such transactions that are proposed to it for approval. During such a review, the Board will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information. Our Audit Committee also has the responsibility to review significant conflicts of interest involving directors or executive officers.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT PUBLIC ACCOUNTANTS

Elliott Davis, L.L.C. of Galax, Virginia, was the auditor for the Company for 2008 and is being recommended to the Company’s shareholders for the ratification of its appointment as auditor for 2009. A representative of Elliott Davis, L.L.C. is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions from shareholders.

A majority of the votes cast by holders of common stock is required for the ratification of the appointment of the independent public accountants.

The Board recommends a vote for Proposal Two.

AUDIT INFORMATION

Audit Committee

The Audit Committee operates under a written charter that the Board has adopted. The four members of the Audit Committee are independent as that term is defined in Nasdaq’s listing standards.

Fees of Independent Public Accountants

Audit Fees

The aggregate fees billed by Elliott Davis, L.L.C for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2008 and 2007, and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $51,500 for 2008 and $38,600 for 2007 by Elliott Davis, L.L.C..

Audit Related Fees

The aggregate fees billed by Elliott Davis, L.L.C. for audit related services in 2008 were $1,300 and in 2007 were $1,050. For 2008 these fees consisted primarily of consulting regarding Sarbanes Oxley and split dollar life insurance. For 2007, they consisted primarily of consulting regarding Sarbanes Oxley.

Tax Fees

There were no fees billed by Elliott Davis, L.L.C. for such services for the fiscal years ended December 31, 2008 and 2007.

All Other Fees

There were no fees billed by Elliott Davis, L.L.C. for any other services rendered to the Company for the fiscal years ended December 31, 2008 and 2007.

Pre-Approval Policies

All audit related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Elliott Davis, L.L.C. was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Charter provides for pre-approval of audit, audit-related and tax services. The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Audit Committee Report

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Professional Standards). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Moreover, the Audit Committee has considered whether the independent auditor’s provision of other non-audit services to the Company is compatible with the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or fairness of the audited financial statements.

March 19, 2009	Audit Committee
Thomas L. Cline
Ellen R. Fitzwater
Daniel J. Harshman
Ronald E. Wampler

SHAREHOLDER PROPOSALS

Under SEC regulations, any shareholder desiring to make a proposal to be acted upon at the 2010 annual meeting of shareholders must cause such proposal to be delivered, in proper form, to the Secretary of the Company, at its principal executive offices, P. O. Box 1111, Timberville, Virginia 22853, no later than December 4, 2009, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement for that meeting. The Company anticipates holding the 2010 annual meeting of shareholders on May 8, 2010.

The Company’s Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at the 2010 annual meeting of shareholders, notice of the nomination must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2010 annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 2010 annual meeting of shareholders, notice of the proposed business must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2010 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Secretary of the Company. Based upon an anticipated date of May 8, 2010 for the 2010 annual meeting of shareholders, the Company must receive any notice of nomination or other business no later than March 9, 2010 and no earlier than February 7, 2010.

HOUSEHOLDING OF PROXY MATERIALS

SEC regulations permit the Company to send a single set of proxy materials, including this Proxy Statement and an Annual Report to shareholders, to two or more shareholders that share the same address. Each shareholder will continue to receive his or her own separate proxy. The Company will deliver promptly upon written or oral request a separate set of proxy materials to a shareholder at a shared address that only received a single set of proxy materials for this year. If the shareholder would prefer to receive his or her own copy, please contact Sylvia Bowman. Ms. Bowman’s phone number is (540) 896-8941, and her address is P. O. Box 1111, Timberville, Virginia 22853. Similarly, if a shareholder would like to receive his or her own set of the Company’s proxy materials in future years or if a shareholder shares an address with another shareholder and both would like to receive only a single set of the Company’s proxy materials in future years, please contact Ms. Bowman.

By Order of the Board of Directors

/s/ Larry A. Caplinger

Larry A. Caplinger, Secretary

April 3, 2009

[FORM OF PROXY]

PROXY

F & M BANK CORP.

Annual Meeting of Shareholders, May 9, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas L. Cline, Daniel J. Harshman and Michael W. Pugh, any or all of whom may act, with full power of substitution, as proxies to vote, as designated below, at the Annual Meeting of Shareholders to be held May 9, 2009 at 5:30 P.M. and at any adjournment thereof, the shares of F & M Bank Corp. common stock held of record by the undersigned as of March 19, 2009.

The shares to which this proxy relates will be voted as specified. If no specification is made, such shares will be voted in favor of the proposals set forth on this proxy.

PROPOSAL ONE

ELECTION OF DIRECTORS

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all
	(except as marked to the contrary below)		nominees listed below

Ellen R. Fitzwater, Richard S. Myers and Ronald E. Wampler for three-year terms to expire in 2012.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.)

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF ELLIOTT DAVIS, L.L.C. AS INDEPENDENT PUBLIC ACCOUNTANTS

☐	FOR	☐	AGAINST	☐	ABSTAIN

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Please complete, date and sign the proxy and return it as soon as possible in the enclosed postage prepaid envelope. Please sign the Proxy in the name or names shown on your stock certificate. If signing as a trustee, executor, etc., please so indicate.

Date Signed: ________________________

Print Name	Signature

Print Name	Signature